Exhibit 99.2

A nswers Corporation
2nd Quarter 2008 Conference Call
8:30AM EDT, July 29, 2008

PARTICIPANTS:

Robert Rosenschein, Chairman & CEO

Steve Steinberg, CFO

Bruce Smith, Chief Strategic Officer

Bruce Smith

Good morning, and welcome to Answers Corporation’s Second Quarter 2008 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Robert Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we start, let’s cover a few legalities. I will caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to improve traffic and monetization; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced in July 2007; a decision by Google to stop directing user traffic to Answers.com through its definition link; a potential termination of our Google Services Agreement; a decision on our part to decrease the number of ad elements displayed on our Web properties in the interest of user experience; a failure of WikiAnswers to experience continued growth in accordance with our expectations; and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent annual report on Form 10-K.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, we will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We provide a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

With that said, I’ll turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning—and thanks for joining us. I’m very excited about our call today, the first since closing our new strategic investment. With over $10 million in cash, the theme of our plan going forward will be focus. Focus on steady, continuing top-line growth. Focus on traffic, community, and market share. Focus on accelerating what’s working.

As you have seen by now, our second quarter revenues were just over $3 million, a 7% increase over the second quarter of 2007, with an adjusted EBITDA loss of $670,000. Revenues beat the high end of our $2.7-$2.8 million guidance, while our loss was near the low end of the $650,000–$750,000 adjusted EBITDA loss we projected. It’s important to realize that our adjusted EBITDA loss also included a $90,000 charge for winding down our direct ad sales efforts, which I will discuss in a moment.

The big news this quarter was the announcement that Redpoint Ventures, a top-tier Silicon Valley venture capital investor, made a major investment in Answers. This investment validates our growth potential. We are looking forward to the active contribution of our newest board member, Redpoint’s Allen Beasley. The investment is a vote of confidence that our long-term strategy can deliver compelling shareholder value.

We’ve recently made the strategic choice to shelve direct ad sales and place extra emphasis on building traffic and market share. As you know, we started selling ads directly in late 2006. As we reviewed the revenue to date, we saw that we were achieving only break-even results. The horizontal nature and declining traffic of Answers.com made direct ads less suited for this reference property. While WikiAnswers might still have the potential for direct ad sales, considering the extra investment it would have required, as well as today’s challenging macro environment, we decided not to take that route and instead to sell ads through advertising networks, primarily Google AdSense. This decision will allow us to focus on our core competency: growing the WikiAnswers community, growing traffic to our Web properties and monetizing via Google and other less labor-intensive ad networks.

WikiAnswers, of course, continues to be our standout property, the engine driving our expansion. Its traffic grew 23% sequentially, and revenues jumped 27% to $1.5 million during the quarter. We recently passed another significant milestone, passing the 1 million registered user mark. That number is up 300% from 250,000 registered users just one year ago. It’s worth noting that WikiAnswers has overtaken Answers.com as the larger contributor to top-line revenue, as expected. By the way, yesterday we set another WikiAnswers record-nearly 3 million page views, this in the middle of the summer.

Reference Answers.com traffic was down 18% in Q2 and revenues were down 19%. Much of this decline was normal and seasonal, due to school and summer vacations. Over time, we expect WikiAnswers revenue growth to more than compensate for any reference Answers.com drop. I will talk a little later about our efforts to revive the reference side of the business, too.

With that, I’ll turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our Q2 financials.

Steve…

Steve Steinberg:

Thanks, Bob, and good morning. I will now walk you through our Q2 2008 financial performance. For a detailed review of our results, please see our Form 10-Q, which will be filed in early August.

The breakdown of our Q2 revenues of $3,003,000 is as follows: $1,500,000, 50% of our revenue, was from WikiAnswers, while $1,485,000, or 49%, was from Answers.com. The remaining $18,000 was from licensing our service. The overall trend we indicated last quarter continued in Q2, namely—WikiAnswers kept growing significantly and Answers.com declined.

WikiAnswers’ growth over the past few quarters has been extraordinary. Average daily page views in the five quarters since Q2 2007 were 440,000, 639,000, 1,152,000, 1,885,000 and 2,318,000, respectively. WikiAnswers revenues in those five quarters were $177,000, $304,000, $704,000, $1,185,000, and $1,500,000, respectively. Q2 2008 WikiAnswers revenue grew 27% sequentially and approximately 750% year-over-year. Finally, Q2 RPM for WikiAnswers was $7.09, up from $6.95 in Q1.

Answers.com average daily page views this quarter decreased by 18% to 2.6 million, from 3.2 million, in Q1. Answers.com average RPM in Q2 was about the same as the previous quarter – Q1 was $6.23, while Q2 came in at $6.18.

I want to point out a change in methodology regarding our traffic measurements. Historically, we tracked the traffic on our Answers.com and WikiAnswers Web properties using two separate systems—Answers.com traffic was measured using our own internally developed server-side, log-based Data Warehouse. WikiAnswers traffic was tracked using HBX Analytics, a tag-based web analytics system offered by Omniture. Beginning this quarter, all traffic measurements for Answers.com, including historical measurements, will also be presented based on HBX Analytics data. We estimate that the historical page views for Answers.com pursuant to HBX Analytics data are approximately 11% lower than the traffic measurements reported previously. Of course, this has no effect on our actual revenue; however, it does mean that RPM’s will appear higher.

Adjusted operating expenses, meaning the operating expenses included in our adjusted EBITDA, were $3,673,000 in Q2, compared to $3,212,000 in Q1, a net increase of $461,000, including a $90,000 accrual resulting from the winding down of direct ad sales. The remaining increase, of $371,000, was mostly due to increased compensation and overhead, content, accounting costs resulting from the Redpoint transaction, and collocation facility costs. The weak dollar as compared to the Israeli shekel contributed to the increased compensation and overhead. Our headcount at the end of Q2 was 70, compared to 72 at the end of Q1. In addition to the cuts we made relating to direct ad sales, we made additional headcount cuts in July 2008, which were not related to ad sales. Thus, by August 31st, we expect our headcount to stand at 65.

The GAAP net loss in Q2 was $4,619,000, which included a non-recurring $3,138,000 non-cash write-off of the Brainboost Answer Engine. In December 2005, we acquired Brainboost, an artificial intelligence technology enabling natural language question-and-answer search on the Web. About one year later, in November 2006, we acquired WikiAnswers.com, a dynamic, user-generated, questions and answers property. Although handled in completely different ways, Brainboost and WikiAnswers are concerned with similar problems, answering complex natural language questions. As a result of the success of WikiAnswers, as compared to Brainboost’s algorithmic-driven results, we made a strategic decision this quarter to focus our efforts, in the realm of questions-and-answers, on WikiAnswers. We have effectively abandoned our use of Brainboost, and we no longer devote any staff to Brainboost development. As a result of our decision, we wrote this asset off our books.

Now, let’s review some balance sheet data:

Cash and cash equivalents as of June 30, 2008 were approximately $10.2 million, approximately $4.7 million more than the end of the previous quarter. That net increase was the result of the approximately $5.4 million in net proceeds from the Redpoint transaction, less cash used in operations and investing activities.

Let’s talk about our Q3 2008 and full-year 2008 outlook.

We forecast that our Q3 revenues will be in a range of $2,750,000 to $2,900,000. We expect adjusted EBITDA to be in a range of negative $325,000 to negative $475,000.

For the full year 2008, we are now forecasting total revenues between $12.25 million and $13.0 million, with adjusted EBITDA   between negative $100,000 and negative $850,000. Bob will add some color regarding our 2008 estimates.

I’ll now turn the call back to Bob.

Bob Rosenschein:

Thanks, Steve. Looking forward, we expect a strong seasonal uptick in traffic post summer and Labor Day. This will affect both our properties.

Our guidance for Q3 still includes an adjusted EBITDA loss, but if you do the arithmetic, you’ll see we are projecting at the low-end $3.5 million in revenues and adjusted positive EBITDA in Q4, and we expect to remain adjusted EBITDA positive in 2009 and beyond.

But let me go back now to the issue of creative adaptation to the relative strength of WikiAnswers over reference Answers—and how we intend to exploit the synergies between those two properties.

The heart of our strategy and value proposition is questions and answers. Users arriving via search engine or directly don’t really care what page they land on. A user is just searching for answers. Our mission is to provide the best answers—and build the world’s largest Q&A database.

We will fulfill that mission by enriching and cross-connecting our properties. We want to provide the users with easier access to the rich and varied answer resources at our command, thereby keeping them better informed and on our sites longer.

Step 1: We will continue tuning and improving the user-interface design to make the WikiAnswers and Answers.com sites more consistent and navigable, in an effort to create an increasingly favorable user experience.

Step 2: We will  better connect the sites and drive more traffic between them.

On the infrastructure front, we are in the late stages of transferring our server operations to a co-location facility on the East Coast. We are highly pleased with the performance and flexibility characteristics of the new operation, which show increasing financial savings going forward.

In summary, we have a strong balance sheet, a new strategic investor, and a steadily growing property in a hot area. We will focus on expanding our core business as well as leveraging the assets we have beyond cash. We are working hard—with energy and confidence—and remain as excited as ever about our short and long-term future, its challenges and the potential to dominate the question and answer space.

Thank you, and I’ll turn it over for Q&A…